EXHIBIT 10.41

December 4, 2007	Personal and Confidential

Via email

Sheryl D. Roland

1623 Via Cancion

San Marcos, CA 92078

Dear Sheryl:

It is with great pleasure that we present to you this offer of employment with The Active Network, Inc. (the “Company”) on the following terms and conditions:

1.	Position: Your title will be Senior Vice President, Human Resources & Administration, reporting to Norman Dowling, Executive Vice President & CFO.

2.	Start Date: We would like your start date to be on or before February 18, 2008, although we understand that timing is predicated on the closing of a transaction at your current company, the timing of which can not be predicted with any great certainty. Please confirm your start date as soon as possible.

3.	Base Salary: You will receive a base salary/wage of $155,000 per year. As an exempt salaried employee, you will be expected to work whatever hours are necessary to accomplish the company’s objectives. Employee’s salary may be adjusted from time to time by the Company. Payments will be made semi-monthly in accordance with the Company’s standard payroll practices (subject to normal required withholding). You will be eligible, without pro rata for hire date, to participate in salary administration on July 1, 2008 and annually thereafter.

4.	Bonus Potential: As a Senior Vice President, you will be eligible to receive 35% of your base salary earned and paid based upon successful completion of key measures & overall profitability of programs as determined by the CFO and as approved by the Executive Committee.

5.

Stock and/or Options: Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 35,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock as established by the Company’s Board of Directors on the date of the grant. The grant of the option will be subject to the terms of the Company’s plan documentation and compliance with applicable securities law and will also be subject to standard Company vesting schedule as follows:  12/48th to be vested upon completion of the first year of employment,  1/48 th of the shares will be vested each month of employment with the Company thereafter.

6.	Benefits: You will be eligible to participate in the group health plans and other benefits that the company provides to comparable employees. In addition, you will participate in any company-approved paid time off (PTO), 401(k) Plan, and disability insurance in accordance with Company practices, details of which will be provided after joining the company. The health insurance benefits are effective as of the first of the month following your date of employment. You may also begin participating in the 401(k) Plan as early as the first pay period commencing after the first of the month following your date of hire.

7.	Vacation: You will be entitled to one additional week of vacation for the first three years of employment, in addition to the three weeks specified in our vacation policy.

8.	Standard Employee Agreements: You will be required to sign the Company’s standard confidentiality agreement relating to protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from a previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

9.	At-Will Employment: As an at-will employer, the Company cannot guarantee employment for any specific duration. You are free to quit, and the company is entitled to terminate your employment at any time, with or without cause or prior warning. This provision can only be changed or revoked in a formal written contract signed by the CEO, and cannot be changed by any express or implied agreement based on statements or actions by any employee or supervisor. Even though your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure, the “at-will” nature of your employment is one aspect which may not be changed, except in an express writing signed by the Chief Executive Officer of the Company.

10.	Rules: You agree to abide by the Company’s policies and procedures, including but not limited to those set forth in the Employee Handbook. You will be required to sign the receipt on the last page of the Handbook.

11.	Miscellaneous: It will be necessary for you to provide proof of your identity and authorization to work in the United States as required by federal immigration laws. In addition, you will be required to complete an Application form, if you haven’t already, and the necessary tax and benefit enrollment forms upon starting employment. This offer is also contingent upon the satisfactory completion of reference checks.

12.	This letter sets forth the entire agreement between you and the Company. Once signed by you, it will become a legally binding contract, and will supersede all prior discussions, promises, and negotiations. This employment agreement can only be modified or amended by a subsequent written agreement signed by you and an authorized officer of the Company.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of the letter and return it to Norman Dowling at your earliest convenience. You may fax a copy of the signed offer letter to Norman Dowling at 858-964-3979 or email a scanned copy to ndowling@activenetwork.com

Sheryl, we hope you feel as we do that the future of The Active Network is dependent upon the capabilities and skills of the people who work for us. We believe you would be a valuable addition to our team and would like for you to participate on this amazing adventure that we’ve begun. We look forward to your favorable reply and to a mutually rewarding working relationship.

Sincerely,

/s/ Norman Dowling
Norman Dowling
Executive Vice President & Chief Financial Officer

2 of 3

ACKNOWLEDGEMENT:

I acknowledge and agree to the terms stated in this letter.

Start Date: To be determined/ anticipated February 2008

/s/ Sheryl Roland	Date Signed:	12/10/2007
Sheryl D. Roland

3 of 3